Exhibit 99.1

ALLMERICA FINANCIAL CORPORATION REPORTS

THIRD QUARTER EARNINGS:

NET INCOME OF $0.33 PER SHARE

COMPARED TO $0.21 PER SHARE LAST YEAR

AFTER TAX SEGMENT INCOME OF $0.37 PER SHARE

CONSISTENT WITH PRIOR YEAR—DESPITE HIGHER LOSSES

FROM THE SOUTHEAST HURRICANES

WORCESTER, Mass., October 25, 2004—Allmerica Financial Corporation (NYSE: AFC) today reported third quarter net income of $17.7 million, or $0.33 per share, compared to net income of $11.4 million, or $0.21 per share, in the third quarter of last year.

Total segment income after taxes was $19.6 million, or $0.37 per share, consistent with $19.7 million or $0.37 per share, in the third quarter of last year. Segment income after taxes is presented consistent with the manner in which management evaluates operating results.

The property and casualty business reported solid pre-tax segment earnings in the quarter despite being materially impacted by catastrophe losses primarily related to hurricanes in the Southeast.

During the quarter, the company incurred gross catastrophe losses of approximately $99 million, primarily related to hurricanes in the Southeast. After reinsurance, pre-tax catastrophe losses were approximately $62 million compared to $17 million in the comparable period one year earlier.

“I am proud of the prompt, high quality service we provided to our agents and customers in the aftermath of the recent hurricanes.” said Frederick H. Eppinger, president and chief executive officer of Allmerica Financial Corporation. “Despite the catastrophe losses, I am pleased that we reported strong property and casualty earnings.”

Segment Results

Allmerica Financial consists of property and casualty operations, which represents our ongoing business, and life operations, which is a run-off business consisting primarily of proprietary life insurance, annuity and guaranteed investment products previously issued by Allmerica’s life insurance subsidiaries.

The company conducts its business in four operating segments. Property and casualty operations consist of three operating segments: Personal Lines, Commercial Lines, and Other Property and Casualty. The Personal Lines segment markets automobile, homeowners and ancillary coverages to individuals and families. The Commercial Lines segment offers a suite of products targeted at the small to mid-size business markets, which include commercial multiple peril, commercial automobile, workers’ compensation and other commercial coverages. The Other Property and Casualty segment includes a block of run-off voluntary pools business in which we have not actively participated since 1995; AMGRO, Inc., a premium financing business; and Opus Investment Management, Inc., which provides investment management services to institutions, pension funds and other organizations. The Life Companies, our fourth operating segment, includes the results of our run-off business of life and annuity products and guaranteed investment contracts.

The following table shows segment income after taxes, and is presented in a manner consistent with the way management evaluates results and is in accordance with Statement of Financial Accounting Standards No. 131, “Disclosures About Segments of an Enterprise and Related Information”. Segment income after taxes excludes the items listed in the table at the end of this document.

	Quarter ended September 30 (In millions)
	2004	2003
Property & Casualty:
Personal Lines	$42.1	$11.5
Commercial Lines	(7.1)	18.1
Other Property and Casualty	1.7	2.6

Total Property & Casualty	36.7	32.2
Life Companies	(8.7)	(8.1)
Interest expense on corporate debt	(10.0)	(10.0)

Total pre-tax segment income	18.0	14.1

Federal Income Taxes	1.6	5.6

Total segment income after taxes(1)	$19.6	$19.7

(1) See reconciliation of after-tax segment income to net income at the end of this document.

Property and Casualty

Total Property and Casualty segment income was $36.7 million in the third quarter of 2004, compared to $32.2 million in the third quarter of 2003. Pre-tax catastrophe losses were $61.7 million after reinsurance in the quarter, compared to $16.9 million in the prior year’s quarter.

Excluding net pre-tax catastrophe losses, Property and Casualty segment income was $98.4 million, compared to $49.1 million in the prior year quarter.

The company maintains a property catastrophe aggregate reinsurance treaty that protects against multiple catastrophes within a single year. The treaty provides $50 million of reinsurance coverage in excess of cumulative catastrophe losses in the year of approximately $80 million. For purposes of the approximately $80 million retention, individual events are capped at $30 million. In addition, the company retains 10% of the risk on the $50 million coverage. Under the terms of the reinsurance agreement, the company has approximately $8 million in reinsurance coverage available for eligible catastrophe losses during the fourth quarter of 2004.

Property and Casualty highlights:

■	Net premiums written were $581.6 million in the third quarter of 2004, compared to $588.7 million in the third quarter of 2003.

■	Net premiums earned were $563.7 million in the third quarter of 2004, compared to $561.2 million in the third quarter of 2003.

■	In the third quarter of 2004, net pre-tax catastrophe losses were $61.7 million, compared to $16.9 million in the comparable period one year earlier.

The following table summarizes the components of the statutory combined ratio for the property and casualty business:

	Quarter ended September 30
	2004	2003
Personal lines losses	53.0%	64.7%
Commercial lines losses	47.4%	56.7%
Other P&C losses	NM	NM

	51.4%	62.4%
Catastrophe losses	10.9%	3.0%
Loss adjustment expenses	9.7%	7.8%
Policy acquisition and other underwriting expenses	31.0%	29.1%
Policyholders’ dividends	(0.1)%	0.1%

Combined ratio	102.9%	102.4%

Personal Lines

Personal Lines segment income was $42.1 million in the quarter compared to $11.5 million in the prior year. Excluding net pre-tax catastrophe losses, Personal Lines segment income was $66.1 million in the quarter, compared to $24.0 million in the prior year quarter.

Excluding catastrophes, personal lines results improved primarily due to favorable loss performance. The loss ratio excluding catastrophes was twelve points better than the prior year quarter. The major factors driving this improvement were:

➢	Continued impact of rate increases in both personal automobile and homeowners.

➢	Improved frequency of current year losses for the quarter in both personal automobile and homeowners.

➢	A favorable change in development of prior years’ loss reserves, with $7.0 million of favorable development in the current quarter compared to $6.2 million of adverse development in the year ago quarter.

➢	Strategic actions taken to withdraw from less profitable sponsored business in certain states and the continued improvement in the Massachusetts business.

Personal Lines highlights:

■	Net premiums written were $394.6 million in the third quarter of 2004, compared to $414.6 million in the third quarter of 2003.

■	Net premiums earned were $380.5 million in the third quarter of 2004, compared to $384.7 million in the third quarter of 2003.

■	The personal lines statutory combined ratio was 95.8% in the third quarter, versus 102.9% in the same period last year.

■	Net pre-tax catastrophe losses were $24.0 million, or 6.3 points of the combined ratio in the third quarter versus $12.5 million, or 3.2 points of the combined ratio in the third quarter of 2003.

Commercial Lines

Commercial Lines produced a segment loss of $7.1 million in the quarter, compared to segment income of $18.1 million in the third quarter of 2003. Excluding net pre-tax catastrophe losses, Commercial Lines segment income was $30.6 million in the quarter compared to $22.5 million in the prior year quarter.

Excluding catastrophes, commercial lines results improved due to favorable underwriting experience which was partially offset by higher expenses. The loss ratio excluding catastrophes was 9 points better than the prior year quarter. The major factors driving this improvement were:

➢	Continued impact of rate increases taken across all product lines, which improved margins

➢	A favorable change in development of prior year loss reserves, with $5.5 million of adverse development in the current quarter compared to $9.1 million in the year ago quarter.

Expenses in this segment were higher in the current quarter primarily due to the lack of favorable development in prior years’ loss adjustment expense reserves. In addition, policy acquisition and other operating expenses increased in the quarter resulting from the increased investment in people and technology associated with the company’s commercial lines growth strategy.

Commercial Lines highlights:

■	Net premiums written were $187.0 million in the third quarter of 2004, compared to $174.8 million in the third quarter of 2003.

■	Net premiums earned were $183.2 million in the third quarter of 2004, compared to $177.0 million in the third quarter of 2003.

■	The commercial lines statutory combined ratio was 117.0% in the third quarter, compared to 101.6% in the same period last year.

■	Net pre-tax catastrophe losses were $37.7 million, or 20.6 points of the combined ratio in the third quarter versus $4.4 million, or 2.5 points of the combined ratio in the third quarter of 2003.

Other Property & Casualty

Other Property & Casualty segment income was $1.7 million in the quarter, compared to $2.6 million in the prior year. Other Property & Casualty includes our run-off voluntary pools, premium financing and investment management operations.

Life Companies

The Life Companies reported a segment loss of $8.7 million in the third quarter of 2004, compared to a segment loss of $8.1 million in the third quarter of 2003. The segment loss in the current quarter was primarily due to the higher amortization of deferred policy acquisition costs (DAC) and higher guaranteed minimum death benefit (GMDB) costs, partially offset by lower operating expenses. Lower equity market returns in the quarter resulted in the higher DAC and GMDB costs versus the prior year quarter.

Segment income excluding certain non-cash items was $37.9 million in the quarter versus $26.9 million in the second quarter of 2004. This increase was primarily due to $5.9 million in derivatives gains related to the GMDB hedge program for the quarter, versus derivatives losses of $5.9 million related to the hedge program in the prior quarter.

The Life Companies segment income is expected to be volatile due to the hedge program and the impact of the new SOP 03-1 rules on GMDB reserve and DAC accounting. The inherent volatility is due to several factors, with the most significant being equity market levels. Life Company segment income is also affected by changes in interest rates, surrenders and any deviation between the performance of the underlying mutual funds and the indices associated with futures contracts in connection with the hedging program.

Life Companies highlights:

•	Life Companies segment income excluding certain non-cash items was $37.9 million in the third quarter of 2004 compared to $26.9 million in the second quarter of 2004.

•	Total adjusted statutory capital for the combined life insurance subsidiaries at September 30, 2004 was $610.7 million compared to $592.0 million at June 30, 2004.

•	The Risk Based Capital (RBC) ratio of Allmerica Financial Life Insurance and Annuity Company, Allmerica’s lead life insurance company, increased to 465 percent at September 30, 2004, compared to 428 percent at June 30, 2004.

•	In the third quarter of 2004, individual annuity redemptions were $491.7 million compared to $555.9 in the second quarter of 2004. The individual annuity redemption rate was 19 percent in the current quarter compared to 20 percent in the second quarter of 2004.

Investment Results

Net investment income was $104.2 million for the third quarter of 2004, compared to $110.5 million in the same period of 2003. Third quarter net investment income decreased $6.3 million, due to a decrease of $9.3 million for the Life Companies offset by a $3.0 million increase for Property and Casualty. Third quarter net investment income increased for Property and Casualty primarily due to an increase in average invested assets, partially offset by a reduction in average pre-tax yields on fixed maturities due to lower prevailing fixed maturity investment rates. Third quarter net investment income decreased for the Life Companies primarily due to lower average invested assets resulting from general account annuity redemptions and a reduction in outstanding guaranteed investment contract balances. Lower prevailing fixed maturity investment rates also contributed to the decline.

Third quarter 2004 pre-tax net realized investment losses were $4.4 million, compared to $8.0 million of pre-tax net realized investment losses in the same period of 2003. In the current quarter, pre-tax net realized investment losses of $12.0 million, primarily from derivative transactions and other-than-temporary impairments on certain fixed maturity securities, were partially offset by $7.6 million of realized gains resulting from sales of fixed maturity and equity securities. In the third quarter of 2003, pre-tax net realized investment losses were principally related to other-than-temporary impairments of $13.2 million on certain fixed maturity and equity securities offset by gains of $5.2 million primarily from the sale of fixed maturity securities.

Balance Sheet

Shareholders’ equity was $2.3 billion, or $43.09 per share at September 30, 2004, compared to $2.2 billion, or $41.89 per share at December 31, 2003. Excluding accumulated other comprehensive income, book value was $42.69 per share at the close of the third quarter, compared to $41.59 per share at December 31, 2003.

Total assets were $23.1 billion at September 30, 2004, compared to $25.1 billion at year-end 2003. Separate account assets were $10.1 billion at September 30, 2004, versus $11.8 billion at December 31, 2003. The declines in total and separate account assets were principally the result of surrenders of individual variable annuities.

Earnings Conference Call

Allmerica Financial Corporation will host a conference call to discuss our third quarter results on Tuesday, October 26th at 10:00 a.m. Eastern time. Interested investors and others can listen to the call through Allmerica’s web site, located at www.allmerica.com. Web-cast participants should access the web site 15 minutes early to register, download, and install any necessary audio software. A re-broadcast of the conference call will be available on this web site two hours after the call.

Statistical Supplement

Allmerica Financial Corporation’s third quarter earnings press release and statistical supplement are available in the “investors” section of the Allmerica web site at www.allmerica.com.

Forward-Looking Statements

Certain statements in this release or in the above referenced conference call may be considered to be forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Use of the words “believes”, “anticipates”, “expects” and similar expressions is intended to identify forward-looking statements. The Company cautions investors that any such forward-looking statements are not guarantees of future performance, and actual results could differ materially. Investors are directed to consider the risks and uncertainties in our business that may affect future performance and that are discussed in readily available documents, including the Company’s annual report and other documents filed by Allmerica with the Securities and Exchange Commission and which are also available at www.allmerica.com under “investors”. These uncertainties include the possibility of adverse catastrophe experience (including terrorism) and severe weather, the uncertainties in estimating property and casualty losses, adverse loss development and adverse trends in mortality and morbidity, changes in the stock and financial markets, changes from assumed surrender activities and assumed stock market returns, adverse selection in underwriting activities and surrender patterns, investment impairments, heightened competition, adverse and evolving state and federal legislation or regulation and financial ratings actions, and various other factors, which include the anticipated impact and cost of the GMDB hedging program. The performance of the hedging program is dependent on, among other things, the future performance and volatility of the equity market, the extent to which the performance of the various hedging instruments correlate with the investment performance of the underlying annuity sub-accounts, the continued availability of equity index futures and redemption and mortality patterns in the Company’s annuity contracts.

Allmerica Financial Corporation is the holding company for a group of insurance companies headquartered in Worcester, Massachusetts.

CONTACTS:	Investors: Sujata Mutalik (508) 855-3457 smutalik@allmerica.com	Media: Michael F. Buckley (508) 855-3099 mibuckley@allmerica.com

ALLMERICA FINANCIAL CORPORATION

(In millions, except per share data)

	Quarter ended September 30
	2004	2003
Net income	$17.7	$11.4
Net income per share (diluted)(1)	$0.33	$0.21
Weighted average shares	53.6	53.3

The following is a reconciliation of segment income to net income(2):

PER SHARE DATA (DILUTED)(1)	Quarter ended September 30
	2004		2003
	$	Per Share	$	Per Share
Property and Casualty
Personal Lines	$42.1	—	$11.5	—
Commercial Lines	(7.1)	—	18.1	—
Other Property & Casualty	1.7	—	2.6	—

Total Property & Casualty	36.7	—	32.2	—
Life Companies	(8.7)	—	(8.1)	—
Interest expense on corporate debt(3)	(10.0)	—	(10.0)	—

Total segment income	$18.0	$0.34	$14.1	$0.26
Federal income tax benefit on segment income	1.6	0.03	5.6	0.11

Total segment income after federal income taxes	19.6	0.37	19.7	0.37
Net realized investment losses, net of taxes and amortization	(3.7)	(0.07)	(8.2)	(0.16)
Gains on derivatives, net of taxes	0.1	—	0.3	0.01
Gain from retirement of funding agreements and trust instruments supported by funding obligations, net of taxes	1.9	0.03	0.4	0.01
Restructuring costs, net of taxes	(0.2)	—	(0.8)	(0.02)

Net income	$17.7	$0.33	$11.4	$0.21

(1)	Basic net income per share was $0.33 and $0.22 for the quarters ended September 30, 2004 and 2003, respectively.

(2)	In accordance with Statement of Financial Accounting Standards No. 131, Disclosure about Segments of an Enterprise and Related Information, the separate financial information of each segment is presented consistent with the way results are regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Management evaluates the results of the aforementioned segments based on a pre-tax basis. Segment income is determined by adjusting net income for net realized investment gains and losses including certain gains or losses on derivative instruments, because fluctuations in these gains and losses are determined by interest rates, financial markets and the timing of sales. Also, segment income excludes net gains and losses on disposals of businesses, discontinued operations, restructuring and reorganization costs, extraordinary items, the cumulative effect of accounting changes and certain other items.

(3)	In compliance with Statement of Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” and Statement of Accounting Standards No. 131, “Disclosure about Segments of an Enterprise and Related Information”, items previously disclosed as “Minority Interest: distributions on mandatorily redeemable preferred securities of a subsidiary trust” are now included in Interest Expense on Corporate Debt and primarily reflect the interest on the Company’s senior and junior subordinated debentures.

Net income includes the following items (net of taxes) by segment:

	Quarter ended September 30, 2004
(In millions)	Personal Lines	Commercial Lines	Other Property and Casualty	Life Companies	Total
Net realized investment gains (losses), net of taxes and deferred acquisition cost amortization	$0.6	$0.2	$0.1	$(4.6)	$(3.7)
Gain from retirement of funding agreements and trust instruments supported by funding obligations	—	—	—	1.9	1.9
Net gains on derivative instruments	—	—	—	0.1	0.1
Restructuring costs	—	—	—	(0.2)	(0.2)

	Quarter ended September 30, 2003
	Personal Lines	Commercial Lines	Other Property and Casualty	Life Companies	Total
Net realized investment gains (losses), net of taxes and deferred acquisition cost amortization	$(2.2)	$(2.1)	$0.2	$(3.9)	$(8.2)
Net gains on derivative instruments	—	—	—	0.3	0.3
Gain from retirement of funding agreements and trust instruments supported by funding obligations	—	—	—	0.4	0.4
Restructuring costs	—	—	—	(0.8)	(0.8)

	Nine Months ended September 30, 2004
	Personal Lines	Commercial Lines	Other Property and Casualty	Life Companies	Total
Net realized investment gains (losses), net of taxes and deferred acquisition cost amortization	$4.4	$4.1	$2.9	$(0.5)	$10.9
Federal income tax settlement	—	—	—	30.3	30.3
Net gains on derivative instruments	—	—	—	0.3	0.3
Losses from retirement of funding agreements and trust instruments supported by funding obligations	—	—	—	(0.2)	(0.2)
Restructuring costs	—	—	—	(3.8)	(3.8)
Cumulative effect of change in accounting principle	—	—	—	(57.2)	(57.2)

	Nine Months ended September 30, 2003
	Personal Lines	Commercial Lines	Other Property and Casualty	Life Companies	Total
Net realized investment gains (losses), net of taxes and deferred acquisition cost amortization	$2.7	$2.7	$(3.1)	$4.1	$6.4
Net gains on derivative instruments	—	—	—	0.9	0.9
Gain from retirement of funding agreements and trust instruments supported by funding obligations	—	—	—	3.7	3.7
Restructuring costs	—	0.2	—	(4.0)	(3.8)
Income from sale of universal life business	—	—	—	3.6	3.6

The following is a reconciliation of the Life Companies segment loss to the Life Companies segment income excluding certain non-cash items:

	Quarter ended September 30, 2004	Quarter ended June 30, 2004	Quarter ended September 30, 2003
Life Companies segment loss	$(8.7)	$(6.3)	$(8.1)
Deferred acquisition cost operating amortization and amortization of sales inducements, net	44.6	33.6	28.1
VeraVest broker/dealer asset impairment	—	—	11.1
Net change in property, plant and equipment balances	0.6	0.9	0.2
Statement of Position 98-1 amortization, net	1.1	1.1	1.1
Change in guaranteed minimum death benefit reserves	0.3	(2.4)	(9.4)

Total segment income excluding certain non-cash items	$37.9	$26.9	$23.0

All figures reported are unaudited.